Exhibit 19

METHODE ELECTRONICS, INC.
INSIDER TRADING POLICY

Purpose

This Insider Trading Policy provides guidelines with respect to transactions in the securities of Methode Electronics, Inc. (together with its subsidiaries, “Methode”) and the handling of confidential information about Methode and the companies with which Methode does business.

Persons Subject to the Policy

All directors, officers and employees of Methode (and any family members living in such a person’s household, other members of such a person’s household and entities controlled by such a person) are subject to, and must comply with, this Policy. The Chief Financial Officer shall maintain a list of all Methode employees identified as a “Designated Employee” for purposes of this Policy.

Transactions Subject to the Policy

This Policy applies to transactions in Methode’s securities, including Methode’s common stock, options for common stock, restricted stock units and any other securities Methode may issue from time to time, as well as derivative securities not issued by Methode, such as exchange-traded put or call options or swaps relating to Methode’s securities (collectively referred to in this Policy as “Methode Securities”). Transactions subject to this Policy include purchases, sales and bona fide gifts of Methode Securities.

Statement of Policy

No director, officer or employee of Methode (or any other person subject to this Policy) who is aware of Material Nonpublic Information relating to Methode may, directly, or indirectly through family members or other persons or entities:

(1)
Engage in transactions in Methode Securities, except as otherwise specifically permitted by this Policy or Methode;
(2)
Recommend the purchase or sale of any Methode Securities;
(3)
Disclose Material Nonpublic Information to persons within Methode whose jobs do not require them to have that information, or to persons outside of Methode, unless any such disclosure is required in fulfillment of their job responsibilities and subject to appropriate confidentiality restrictions; or
(4)
Assist anyone engaged in the above activities.

In addition, no director, officer or employee of Methode (or any other person subject to this Policy) who, in the course of working for Methode, learns of Material Nonpublic Information about a company with which Methode has a relationship or does business, including a customer or supplier of Methode or a company involved in a potential transaction with Methode, may trade in that company’s securities until the information becomes public or is no longer material or disclose such information to anyone other than a co-worker within Methode with a business need to know.

Anyone with any questions regarding trading in Methode Securities, including questions regarding restrictions on a specific transaction, should contact Methode’s Chief Financial Officer or General Counsel.

Definition of Material Nonpublic Information

Material Nonpublic Information is positive or negative information that is not generally known to the public and, if publicly known, would be considered by a reasonable investor to be important in making a decision to buy, hold or sell securities or might reasonably be expected to affect the market for or price of Methode Securities (or the securities of a company with which Methode has a relationship or does business). While it is not possible to define all categories of Material Nonpublic Information, there are various categories of information that are particularly sensitive and, as a general rule, should be considered material. Examples of such information include:

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Financial results
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Projections of future earnings or losses, or other earnings guidance
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A pending or proposed acquisition or disposition of a significant asset
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A pending or proposed merger, acquisition or tender offer
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A change in dividend policy, the declaration of a stock split, or an offering of additional securities
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Bank borrowings or other financing transactions out of the ordinary course
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The establishment of a repurchase program for Methode Securities
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A change in management or key personnel
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Pending or threatened significant litigation, or the resolution of such litigation
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The gain or loss of a significant customer or supplier
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A significant cybersecurity incident, such as a data breach, or any other significant disruption to Methode’s business

Directors, Officers and Designated Employees: Special and Prohibited Transactions

Methode has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Methode’s directors, officers or Designated Employees engage in certain types of transactions. It therefore is Methode’s policy that directors, officers and Designated Employees may not engage in any of the following transactions:

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Short sales of Methode Securities
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Transactions in publicly-traded options, including put options, call options or other derivative securities, on an exchange or in any other organized market
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Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds
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Holding Methode Securities in a margin account or otherwise pledging Methode Securities as collateral for a loan
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Any other hedging or derivative transactions designed to hedge or offset the effect of a change in the market price of Methode Securities

Directors, Officers and Designated Employees: Additional Procedures

Methode has established the following additional procedures applicable to directors, officers and Designated Employees:

•
Pre-Clearance Procedures. No one subject to these procedures may engage in any transaction in Methode Securities without first obtaining pre-clearance of the transaction from Methode. A request for pre-clearance should be submitted to Methode’s Chief Financial Officer or General Counsel at least two business days in advance of the proposed transaction, or such shorter period as may be acceptable to such person.

Any pre-clearance received from the Chief Financial Officer or General Counsel to engage in a proposed transaction is good for ten business days (or, if earlier, the commencement of a quarterly or event-specific restricted period as outlined below), after which pre-approval must be requested again. However, if anyone subject to these procedures comes into possession of Material Nonpublic Information after obtaining pre-clearance, he or she should immediately stop any transactions in Methode Securities.

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Quarterly Trading Restrictions. No one subject to this restriction may conduct any transactions involving Methode Securities (other than as specified by this Policy), during a “Blackout Period” beginning 28 calendar days prior to the end of each fiscal quarter and ending on the second business day following the date of the public release of Methode’s earnings results for that quarter. Following the receipt of pre-clearance as described above, those persons subject to this restriction generally may conduct transactions in Methode Securities during the “Window Period” beginning on the second business day following the public release of Methode’s quarterly earnings and ending 28 calendar days prior to the close of the next fiscal quarter. For example, if earnings results are released on a Thursday, then a person subject to this restriction would be permitted (subject to obtaining pre-clearance) to enter into a transaction on the following Monday.
•
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to Methode and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer or General Counsel may not trade Methode Securities. In that situation, the Chief Financial Officer or General Counsel may notify these persons that they should not trade in Methode Securities. The existence of an event-specific restriction period should not be communicated to any other person.
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Exceptions. This Policy does not apply in the case of certain transactions between Methode and a director, officer or employee of Methode under certain benefit plans. The requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans. Each of these exceptions is described in more detail below.

Benefit Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

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Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a participant has elected to have Methode withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units.
•
401(k) Plan. This Policy does not apply to purchases of Methode Securities in Methode’s 401(k) plan resulting from an employee’s periodic contribution of money to the plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections an employee may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Methode stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Methode stock fund; (c) an election to borrow money against a 401(k) plan account balance if the loan will result in a liquidation of some or all of the employee’s Methode stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Methode stock fund.
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Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to Methode’s equity incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have Methode withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Rule 10b5-1 Plans

If an individual enters into a plan that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”), Methode Securities may be purchased or sold pursuant to such Rule 10b5-1 Plan by that person even when the person who has entered into the plan is aware of Material Nonpublic Information and even when a Blackout Period would otherwise apply. To comply with the Policy, a Rule 10b5-1 Plan must be approved in advance by Methode and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. To meet the requirements of Rule 10b5-1, the plan must also include certain cooling-off periods before trading can commence (at least 90 and up to 120 days for officers and directors, and 30 days for other individuals), must include certain certifications that the individual is not in possession of Material Nonpublic Information and is acting in good faith, and must not overlap with any other Rule 10b5-1 Plan, with limited exceptions.

Any Rule 10b5-1 Plan must be submitted to Methode’s Chief Financial Officer or General Counsel for approval at least five days prior to the adoption of such plan. No further pre-approval of transactions conducted pursuant to a Methode-approved Rule 10b5-1 Plan will be required.

Modifications or amendments to a Rule 10b5-1 Plan that change the amount, price or timing of the purchase or sale of Methode Securities under that plan will be treated as the termination of the Rule 10b5-1 Plan and the adoption of a new plan subject to this Policy.

Post-Termination Transactions

This Policy continues to apply to transactions in Methode Securities even after termination of service to Methode. If an individual is in possession of Material Nonpublic Information when his or her service terminates, that individual may not trade in Methode Securities until that information has become public or is no longer material.

Consequences of Violations

The purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in Methode Securities, is prohibited by federal and state laws (as well as the laws of foreign jurisdictions). Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission, U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. In addition, an individual’s failure to comply with this Policy may subject the individual to Methode-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer (708.457.4051; rtsoumas@methode.com) or the General Counsel (312.361.8494; kvyverberg@methode.com).

June 2023